Exhibit 23.15

CONSENT OF QUALIFIED PERSON

I, Ronald Turner, P. Geo., MAusIMM CP, am an employee of Golder Associates S.A., who is a qualified person responsible for (i) authoring the Los Gatos Joint Venture S-K 1300 Technical Report Summary dated October 20, 2023 (the “Technical Report Summary”), filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 96.1 to, and referenced in, Gatos Silver Inc.’s (“Gatos”) Annual Report on Form 10-K for the year ended December 31, 2023 and (ii) preparing, or supervising the preparation of, scientific and technical information regarding the updated mineral resource estimate (the “Technical Information”) included in the September 25, 2024 press release filed with the SEC as Exhibit 99.1 to Gatos’ Current Report on Form 8-K filed with the SEC on October 11, 2024.

In connection with the Registration Statement on Form F-4 (the “Registration Statement”) and the proxy statement/prospectus included therein, I hereby consent to:

•	the incorporation by reference and use of the Technical Report Summary and the Technical Information;

•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC); and

•

the use of information derived, summarized, quoted or referenced from the Technical Report Summary and the Technical Information, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, in the Registration Statement or documents incorporated by reference in the Registration Statement.

Dated October 11, 2024

/s/ Ronald Turner, P. Geo., MAusIMM CP,
Name:	Ronald Turner, P. Geo., MAusIMM CP,
Title:	Mineral Resources Leader Golder Associates S.A.